EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

Board of Directors
Global Med Technologies, Inc. and Subsidiary:

We consent to the incorporation by reference in Registration Statements (No. 333-28155, No. 333-39193, No. 333-45031, No. 333-69851, No. 333-60672, and No. 333-60674) on Form S-8 of GlobalMed Technologies, Inc. and subsidiary, of our report dated March 10, 2003, except for Note 11 as to which is dated April 7, 2003, appearing in the Annual Report on Form 10-K of Global Med Technologies, Inc.and subsidiary for the year ended December 31, 2002.

/s/ Ehrhardt Keefe Steiner & Hottman PC
Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado
April 14, 2003